UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN COMMERCE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	05-0460102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Chamber Drive Bartow, Florida 33830
(Address of Principal Executive Offices and Zip Code)

Accrued Employee Debt/Compensation
(Full title of the plan)

Daniel L. Hefner, President
American Commerce Solutions, Inc.
1400 Chamber Drive Bartow, Florida 33830
(813) 244-9843
(Name and address and telephone number of agent for service)

With copies to:
Ian Horn, Esq.
P.O. Box 691
Brandon, FL 33509
(813)545-1067
 (Name and address and telephone number)

CALCULATION OF REGISTRATION FEE

Name of Employee	Title of Securities to be Registered (1)	Amount of Common Stock Registered (3) $.002 par value	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Daniel L. Hefner	Common Stock $.002 par value	58,823,529	$.00255 Per Share	$150,000	$19.32
Robert Maxwell, Sr.	Common Stock $.002 par value	58,823,529	$.00255 Per Share	$150,000	$19.32
Robert Maxwell, Jr.	Common Stock $.002 par value	3,921,569	$.00255 Per Share	$10,000	$ 1.29
TOTAL		121,568,627	$.00255	$310,000	$39.92

(1)	Issuable pursuant to Accrued Employee Debt/Compensation set forth in filings incorporated by reference herein.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act.
(3)	This Registration Statement registers an aggregate of 121,568,627 shares of the Common Stock (the “Common Stock”), par value $0.002 per share, of American Commerce Solutions, Inc. (the “Company”) to be issued by the Company to satisfy a portion of accrued debt/compensation for the employees set forth herein.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to the named employees who are having shares registered in their names to pay a portion of accrued debt/compensation as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

 Daniel L. Hefner, President
American Commerce Solutions, Inc.
1400 Chamber Drive
Bartow, Florida 33830
(813) 244-9843

PART II

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(1) The Company’s Annual Report on Form 10-K, for the year ended February 28, 2013;

(2) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report for the year ended February 28, 2013 with the Securities and Exchange Commission;

(3) The description of the Company’s Common Stock which is contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 10, 2013.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered is common stock which is currently listed for trading on the OTC QB. The Company is authorized to issue 1,500,000,000 shares of common stock with a par value of $.002 per share. The Company currently has 1,036,243,946 shares of common stock issued and outstanding.

Item 5. Interests of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis, nor will such expert or counsel receive a substantial direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company is a Florida corporation. The Company shall indemnify its officers, directors and authorized agents for all liabilities incurred directly, indirectly, or incidentally to services performed for the Company, to the fullest extent permitted under Florida law existing now or hereinafter enacted.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Exhibit Description Of Document

4.1
Articles of Incorporation as amended (incorporated herein by reference to Form SB-2 as amended, filed with the Securities and Exchange Commission on October 27,1995 and to Form 10K-SB filed June 14,2001)

4.2*	Corporate Resolution authorizing share registration

4.3	By-Laws (incorporated herein by reference to Form SB-2 as amended, filed with the Securities and Exchange Commission on October 27, 1995)

5.1 *	Opinion of Ian Horn, Esq. re: legality of securities being registered

23.1 *	Consent of Messineo & Co. CPA’s, LLC

23.2 *	Consent of Counsel (included in Exhibit 5.1)

* - Filed herewith

Item 9. Undertakings.

The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, American Commerce Solutions, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bartow, State of Florida.

American Commerce Solutions, Inc.

By:	/s/ Daniel L. Hefner
Daniel L. Hefner, President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel L. Hefner
Daniel L. Hefner	President and	May 1, 2014
(Principal Executive Officer)	Director

/s/ Frank Puissegur
Frank Puissegur	Chief Financial Officer	May 1, 2014

INDEX TO EXHIBITS

Number	Exhibit Description Of Document

4.1
Articles of Incorporation as amended (incorporated herein by reference to Form SB-2 as amended, filed with the Securities and Exchange Commission on October 27,1995 and to Form 10K-SB filed June 14,2001)

4.2*	Corporate Resolution authorizing share registration

4.3	By-Laws (incorporated herein by reference to Form SB-2 as amended, filed with the Securities and Exchange Commission on October 27, 1995)

5.1 *	Opinion of Ian Horn, Esq. re: legality of securities being registered

23.1 *	Consent of Messineo & Co. CPA’s, LLC

23.2 *	Consent of Counsel (included in Exhibit 5.1)

* - Filed herewith